UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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WOLVERINE WORLD WIDE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

Proxy Statement
Election of Directors
Wolverine’s Board of Directors
Corporate Governance Principles
Ownership of Wolverine Stock
Wolverine’s Stock Price Performance
Executive Compensation
Employment Agreements and Termination of Employment and Change In Control Arrangements
Compensation Committee Report on Executive Compensation
Selection of Auditors
Audit Committee Report
Related Matters
Appendix A
Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

NOTICE OF ANNUAL MEETING

To our Stockholders:

      You are invited to attend Wolverine’s annual meeting of stockholders at Wolverine’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Thursday, April 20, 2006, at 10 a.m. local time. At the meeting, we will:

(1)	Elect three directors for three-year terms expiring in 2009.

(2)	Vote on ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

(3)	Conduct such other business as may properly come before the meeting.

      You can vote at the meeting and any adjournment of the meeting if you were a stockholder of record on March 1, 2006. A list of stockholders entitled to vote at the meeting will be available for review by Wolverine stockholders at the office of James D. Zwiers, Secretary and General Counsel of Wolverine, located at 9341 Courtland Drive, N.E., Rockford, Michigan, during ordinary business hours for the 10-day period before the meeting.

      A copy of the Annual Report to Stockholders for the year ended December 31, 2005, is enclosed with this Notice. The following proxy statement and enclosed proxy card are being sent to stockholders on and after March 14, 2006.

By Order of the Board of Directors

James D. Zwiers, Secretary and General Counsel

March 14, 2006

Your Vote is Important to Us. Even if You Plan to Attend the Meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR
VOTE BY TELEPHONE OR THE INTERNET.

WOLVERINE WORLD WIDE, INC.

9341 Courtland Drive, N.E.
Rockford, Michigan 49351

ANNUAL MEETING OF STOCKHOLDERS

April 20, 2006

Proxy Statement

This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Wolverine Board of Directors for use at the annual meeting. In this proxy statement, “we,” “us,” “our” and “Wolverine” refer to Wolverine World Wide, Inc. and “you” and “your” refer to Wolverine stockholders.

Questions and Answers About the Proxy Materials and Our 2006 Annual Meeting

Q:	Why am I receiving these materials?

A:	Wolverine’s Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Wolverine World Wide, Inc. 2006 Annual Meeting of Stockholders, which will take place on April 20, 2006, at Wolverine’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, at 10:00 a.m. local time. Stockholders are invited to attend the annual meeting and are requested to vote upon the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information. Wolverine’s Annual Report to Stockholders for the year ended December 31, 2005, which includes Wolverine’s audited consolidated financial statements, is included in these proxy materials. Your proxy, which you may use to vote, is also enclosed.

Q:	What proposals will be voted upon at the annual meeting?

A:	There are two proposals scheduled to be voted upon at the annual meeting:

•	election of three directors for three-year terms expiring in 2009; and

•	ratification of the appointment of Ernst & Young LLP as independent auditors for Wolverine for the current fiscal year.

In addition, such other business as may properly come before the meeting will be considered and voted upon. We are not currently aware of any other matters to be considered and voted upon at the meeting.

Q:	How does Wolverine’s Board of Directors recommend that I vote on the two proposals?

A:	Wolverine’s Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors and “FOR” each other proposal discussed in this Proxy Statement.

Q:	Who may vote?

A:	You may vote at the meeting or by proxy if you were a stockholder of record of Wolverine at the close of business on March 1, 2006. Each stockholder is entitled to one vote per share on each matter presented. As of March 1, 2006, there were 55,896,795 shares of Wolverine common stock issued and outstanding (excluding 3,642,849 shares of treasury stock).

Q:	How do I vote before the annual meeting?

A:	Wolverine offers the convenience of voting by mail-in proxy, telephone or the Internet. See the enclosed proxy for voting instructions. If you properly sign and return the proxy in the form we have provided or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

Q:	What if I return my proxy but do not provide voting instructions?

A:	If you specify a choice, the proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted in favor of the election of all nominees named in this Proxy Statement and in favor of the proposal set forth in this Proxy Statement. In all cases a proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the meeting.

Q:	Can I change my mind after I vote?

A:	You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of Wolverine or by attending and voting at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Wolverine recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	What is the quorum requirement for the annual meeting?

A:	The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. In determining the presence or absence of a quorum for the annual meeting, all shares for which a proxy or vote is received will be counted as present and represented at the meeting, including abstentions and shares represented by a broker vote on any matter.

Q:	What is the voting requirement to approve each of the proposals?

A:	A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

Each other matter to be voted upon at the annual meeting will be approved if a majority of the shares present or represented at the meeting and entitled to vote upon the proposal are voted in favor of such matter. In counting votes on each such matter, abstentions will be counted as voted against the matter and broker non-votes will be counted as not voted upon the matter. Shares that are not voted upon such matters will be deducted from the total shares of which a majority is required.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of directors and the ratification of the appointment of Ernst & Young LLP as independent auditors, without instructions from the beneficial owner of those shares.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	Wolverine will announce preliminary voting results at the annual meeting and publish final results in Wolverine’s quarterly report on Form 10-Q for the second quarter of 2006.

Election of Directors

As recommended by the Governance Committee, the Board of Directors proposes that the following nominees be elected as directors for terms expiring at the 2009 annual meeting:

Alberto L. Grimoldi

Brenda J. Lauderback
Shirley D. Peterson

All of the nominees are currently directors of Wolverine whose terms will expire at the annual meeting. Each proposed nominee is willing to be elected and serve as a director. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Wolverine Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominees. Proxies will not be voted for more than three nominees.

Wolverine’s Board of Directors currently consists of 10 directors. Donald V. Fites is retiring at this year’s annual meeting after seven years of service as a director.

Wolverine’s Amended and Restated Bylaws provide that the Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year.

Biographical information for each nominee and each current director who will continue to serve after the annual meeting is presented below. Except as otherwise indicated, all have had the same principal positions and employment for over five years.

Your Board of Directors recommends that you vote FOR each nominee.

Wolverine’s Board of Directors

Nominees for Terms Expiring in 2009

ALBERTO L. GRIMOLDI (age 64) has been a director since 1994. Mr. Grimoldi is Chairman of Grimoldi, S.A., a shoe manufacturer and retailer in Argentina. He has held that position since 1986. Mr. Grimoldi was previously a member of the Advisory Board of Ford Motor Company in Argentina, and has also held various positions in the Argentinean government.

BRENDA J. LAUDERBACK (age 55) was appointed to the Board of Directors in 2003. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She was previously the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, and a Vice President of Dayton Hudson Corporation, a retailer. Ms. Lauderback is also a director of Irwin Financial Corporation; Big Lots, Inc.; Denny’s Corporation; and Select Comfort Corporation.

SHIRLEY D. PETERSON (age 64) has been a director since 2005. Before her retirement Ms. Petersen was a partner at the law firm Steptoe & Johnson LLP and from 1995 until 2000 served as President of Hood College of Frederick, Maryland. She was previously the Commissioner of the Internal Revenue Service and an Assistant Attorney General of the Tax Division for the U.S. Department of Justice. Ms. Peterson is also a director of Federal-Mogul Corporation; The Goodyear Tire & Rubber Company; AK Steel Holding Corporation; Scudder Mutual Funds, Inc.; and Champion Enterprises Inc.

Continuing Directors — Terms Expiring in 2008

PHILLIP D. MATTHEWS (age 67) has been a director since 1981. Mr. Matthews is Lead Director of Wolverine and was Chairman of the Board of Wolverine from 1993 until 1996. Since 1997, Mr. Matthews has been a general partner of Matthews, Mullaney & Co., a consulting firm. Mr. Matthews is also a director of Washington Mutual, Inc.

PAUL D. SCHRAGE (age 71) has been a director since 1997. Mr. Schrage was Senior Executive Vice President and Chief Marketing Officer of McDonald’s Corporation, a worldwide restaurant franchisor and operator and was employed at that company from 1967 until his retirement in 1997. Mr. Schrage is also a director of Compact Industries, Inc.

MICHAEL A. VOLKEMA (age 50) has been a director since 2005. Mr. Volkema is Chairman of Herman Miller, Inc., a leading designer and manufacturer of furnishings for the office and home. He has held that position since 2000. Mr. Volkema became President and Chief Executive Officer of Herman Miller in 1995 and held those positions until 2003 and 2004, respectively. Mr. Volkema is also a director of Applebee’s International, Inc.

Continuing Directors — Terms Expiring in 2007

DAVID T. KOLLAT (age 67) has been a director since 1992. Mr. Kollat is President and Chairman of 22, Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers. Mr. Kollat is also a director of Limited Brands, Inc.; Big Lots, Inc.; and Select Comfort Corporation.

DAVID P. MEHNEY (age 66) has been a director since 1977. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products.

TIMOTHY J. O’DONOVAN (age 60) has been a director since 1993. Mr. O’Donovan is Chief Executive Officer and Chairman of the Board of Wolverine and has served in that capacity since April 2005. Mr. O’Donovan served Wolverine as its Chief Executive Officer and President from April 2000 until April 2005. Before April 2000, Mr. O’Donovan was Chief Operating Officer and President of Wolverine since 1996. Before 1996, Mr. O’Donovan was Executive Vice President of Wolverine. Mr. O’Donovan is also a director of Spartan Stores, Inc. and Kaydon Corporation.

Board Committees and Meetings

During the 2005 fiscal year, the Board of Directors held five regular meetings. Each of the directors attended 75% or more of the aggregate of the total number of full Board meetings and the total number of meetings of committees on which he or she served (during the periods that he or she served).

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance Committee. Members of each committee are appointed by the Board of Directors and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board of Directors.

In addition to regular Board and Committee meetings, Wolverine has regular scheduled executive sessions for non-management directors. Wolverine’s independent Lead Director, Mr. Matthews, presides at all non-management executive sessions. Interested parties may make concerns known to the non-management directors by communicating with Mr. Matthews or with the non-management directors as a group, through one of the Board communication mechanisms described later in this proxy statement under the heading “Corporate Governance Principles — Communication with the Board.”

The tables below show current membership for each of the standing committees:

	Compensation	Executive	Governance
Audit Committee	Committee	Committee	Committee

Donald V. Fites	Donald V. Fites*	Donald V. Fites	David T. Kollat
David T. Kollat*	David P. Mehney	David T. Kollat	Brenda J. Lauderback
Brenda J. Lauderback	Paul D. Schrage	Phillip D. Matthews*	David P. Mehney
Phillip D. Matthews		Timothy J. O’Donovan	Paul D. Schrage*

*	Committee Chairman

Below is a description of each of the standing committees.

Audit Committee. The Audit Committee has been established in accordance with the Securities Exchange Act of 1934 and performs the following duties:

•	represents and assists the Board in fulfilling its oversight responsibility regarding Wolverine’s financial reporting and accounting process;
•	appoints, retains, oversees, evaluates and, if appropriate, terminates the independent auditors;
•	annually reviews the performance of the independent auditors and Wolverine’s internal audit function;
•	obtains and reviews the independent auditors’ internal quality control report and other reports required by applicable rules, regulations and standards;
•	assesses auditor independence;
•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
•	meets to review Wolverine’s financial statements, including disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations, that are included in Wolverine’s reports on Form 10-Q and Form 10-K;
•	reviews Wolverine’s policies and systems with respect to risk assessment and risk management and discusses significant risks or exposures with management and the independent auditors;
•	discusses with internal auditors and the independent auditors the overall scope and plans for their respective audits;
•	oversees Wolverine’s legal and regulatory compliance systems;
•	reviews and discusses the adequacy and effectiveness of Wolverine’s internal control over financial reporting and disclosure controls and procedures; and
•	establishes policies and procedures relating to the engagement of the independent auditors, including pre-approval policies and procedures.

Only independent directors may serve on the Audit Committee. Each member of the Audit Committee satisfies the independence standards for such committee members established by the New York Stock Exchange (“NYSE”). The Audit Committee met 12 times in 2005.

Compensation Committee. The Compensation Committee:

•	discharges, subject to general review and oversight by the Board, the Board’s responsibilities relating to executive compensation and assists the Board in fulfilling its responsibilities relating to Wolverine’s compensation and benefit programs and policies;
•	reviews and approves corporate and personal goals and objectives relevant to Chief Executive Officer compensation, evaluates the performance of the Chief Executive Officer in light of these goals and objectives, and, together with the other independent directors, approves the compensation of the Chief Executive Officer based on the evaluation;
•	reviews and approves the compensation of other key senior executives, including bonuses and equity compensation; and
•	administers and makes recommendations with respect to Wolverine’s stock option and other equity-based incentive plans.

Only independent directors may serve on the Compensation Committee. Each member of the Compensation Committee satisfies the independence standards for such committee members established by NYSE. The Compensation Committee met four times during 2005.

Executive Committee. Subject to limitations set forth in the Executive Committee Charter and applicable laws, rules and regulations, the Executive Committee exercises the powers of the Board of Directors during periods between Board meetings with respect to matters that the Chairman of the Board determines must be addressed before the next scheduled meeting of the Board and for which a special meeting of the Board is not practicable. The Executive Committee did not meet during 2005.

Governance Committee. The Governance Committee:

•	interviews each potential director nominee and recommends, consistent with criteria approved by the Board, suitable candidates for nomination or appointment to the Board;
•	in conjunction with the Board, establishes qualification standards for Board and committee membership;
•	develops and recommends to the Board an annual self-evaluation process for the Board and its committees and oversees the evaluation process;
•	establishes and recommends director independence guidelines to the Board;
•	reviews and reports on all matters generally relating to corporate governance and develops and recommends to the Board corporate governance guidelines;
•	recommends to the Board key executives to serve as corporate officers of Wolverine; and
•	recommends retainer and attendance fees for directors who are not employees of Wolverine or any of its subsidiaries.

In evaluating the skills and characteristics required of Board members, the Governance Committee addresses issues such as experience, diversity, age and skills in the context of the current make-up of the Board. The Governance Committee will consider candidates for nomination that are recommended by stockholders, directors, officers, third-party search firms and other sources. Stockholders may recommend individual nominees for consideration by the Governance Committee by communicating with the Governance Committee through one of the Board communication mechanisms described under the heading “Corporate Governance Principles — Communication with the Board.” The Board of Directors ultimately determines individuals to be nominated at each annual meeting. Direct stockholder nominations may be made through the procedure described below under the subheading “Stockholder Nominations.” From time to time, the Governance Committee engages third-party search firms to assist with identifying and evaluating potential nominees.

In making nominee recommendations to the Board, the Governance Committee considers a potential nominee’s ability, judgment and personal and professional integrity. The Governance Committee seeks nominees who are likely to be most effective, in conjunction with other nominees and Board members, in collectively serving the long-term interests of the stockholders.

Only independent directors may serve on the Governance Committee. Each member of the Governance Committee satisfies the independence standards for such committee members established by NYSE. The Governance Committee met six times during 2005.

Stockholder Nominations

Nominations may be made by a stockholder entitled to vote for the election of directors if, and only if, the stockholder submits advance notice of the proposed nomination to the Secretary of Wolverine and the notice is received by the Secretary of Wolverine not less than 50 nor more than 75 days before the annual meeting. However, if the first to occur of the notice of the meeting or public disclosure is given or made to stockholders less than 65 days before the annual meeting, the notice of the proposed nomination must be received not later than the close of business on the 15th day after the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever occurs first. Each notice submitted by a stockholder must set forth each nominee’s name, age, business address, residence address and principal occupation and employment, the class and number of shares of common stock beneficially owned by each nominee, and any other information concerning each nominee required to be included in a proxy statement soliciting proxies for the election of the nominee under the rules of the Securities and Exchange Commission (“SEC”). In addition, the notice must state the name, record address and the class and number of shares of common stock beneficially owned by the stockholder submitting the notice. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, he or she must announce that determination at the meeting and the nomination will be disregarded.

Compensation of Directors

Wolverine pays each non-employee director an annual cash retainer of $30,000 plus $2,000 per day for attendance at each regular meeting of the Board of Directors and $1,000 per day for attendance at each committee meeting. In addition, Wolverine pays the chairperson of the Audit Committee an annual fee of $7,500 and the chairpersons of the Compensation and Governance Committees annual fees of $5,000. Beginning in 2006, Wolverine will also pay each non-employee director an annual equity retainer of $15,000 on the date of each April meeting of the Board of Directors. The equity retainer will be in the form of a contribution deferred under the Amended and Restated Outside Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Directors who are also employees of Wolverine or any of its subsidiaries receive no annual cash or equity retainer and are not compensated for attendance at Board or committee meetings. Wolverine also pays director expenses associated with attending Board and committee meetings and other Wolverine matters (including spouse travel expenses in connection with strategic planning meetings every other year). Board members from time to time receive sample Wolverine products of nominal value for review and assessment. Board members are eligible to receive reimbursement for certain approved expenses relating to director education.

Each newly appointed or elected non-employee director is granted an option to purchase a number of shares of common stock equal to six times the annual cash retainer fee then in effect divided by the market price of Wolverine’s stock on the date of his or her initial election or appointment. On the date of each annual meeting after his or her initial appointment or election, each non-employee director is granted an option to purchase a number of shares equal to three times the annual cash retainer fee then in effect divided by the market price of Wolverine’s stock on the annual meeting date. The exercise price of options granted is 100% of the market value of common stock on the date each option is granted. The term of each option may not exceed 10 years. Options were previously granted under the Amended and Restated Directors’ Stock Option Plan approved by stockholders in 2002. That plan was terminated upon the approval by stockholders of the Stock Incentive Plan of 2005 at the 2005 annual meeting, and the options are now granted under the Stock Incentive Plan of 2005.

In 2002, Wolverine adopted and the stockholders approved the Deferred Compensation Plan, a supplemental nonqualified deferred compensation plan for directors who are not employees of Wolverine or its subsidiaries. The Deferred Compensation Plan amended and restated a plan originally adopted in 1996. The Deferred Compensation Plan permits all non-employee directors to defer 25%, 50%, 75% or 100% of their directors’ fees. Amounts deferred and annual equity retainer amounts described above are credited on the books of Wolverine to an account established for that director as if the amounts had been invested to purchase shares of common stock using the market price of common stock on the payment date of the next cash dividend (“Stock Units”). Stock Units are increased by a dividend equivalent based on dividends paid by Wolverine, the number of Stock Units credited to each director’s account and the market price of common stock on the payment date of the cash dividend. The accumulated Stock Units in a director’s account under the plan are distributed in shares of Wolverine common stock in a single lump-sum or annual installments over a period of up to 10 years by converting each Stock Unit to one share of Wolverine common stock upon termination of service as a director or as of a date selected by the director. In 1996, under the former Director Retirement Plan, certain non-employee directors received an award of Stock Units that will be distributed in 10 annual installments beginning the month following termination of service as a director.

Upon a “change in control” as defined in the Deferred Compensation Plan, Wolverine common stock equal to the Stock Units credited to a director’s account (for deferred fees, retirement income and annual equity retainer) will be distributed to the director in a single lump sum. For purposes of the Deferred Compensation Plan, “change in control” is defined as:

•	failure of the individuals who were directors at the time the Deferred Compensation Plan was adopted and those whose election or nomination to the Board was approved by three-quarters of the directors then still in office who were directors at the time the Deferred Compensation Plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board;

•	acquisition by certain persons or groups of 20% or more of the common stock or combined outstanding voting power (excluding certain transactions);

•	approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or

•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (excluding certain permitted transactions).

Mr. Matthews serves as Lead Director of Wolverine. For his service as Lead Director, Mr. Matthews receives an annual fee of $60,000. These payments are in lieu of the annual director retainer fee of $30,000. Mr. Matthews receives the standard director fee for attendance at Board meetings and standard director stock options, but does not receive attendance fees for attending committee meetings. Mr. Geoffrey Bloom retired as a director in July 2005. He had served as Chairman of the Board of Directors until the Annual Meeting of Stockholders in April 2005. For his service as Chairman, Mr. Bloom received an annual fee of $90,000, together with reimbursement of certain business expenses. These payments were in lieu of the annual director retainer fee of $30,000. As Chairman, Mr. Bloom received the standard director fee for attendance at Board meetings and standard director stock options, but did not receive attendance fees for attending committee meetings. In 2005, Mr. Bloom received $45,000 for his services as Chairman. After retiring as Chairman, Mr. Bloom entered into a one-year consulting arrangement under which he serves the Board and senior management as a consultant for a $6,250 monthly fee and receives no other fees.

Corporate Governance Principles

Wolverine has developed governance principles to assist the Board in fulfilling its responsibilities to stockholders and to provide a framework for the Board’s oversight responsibilities regarding the management of Wolverine. Wolverine’s governance principles are dynamic and have been developed and revised over a period of many years to reflect changing laws, regulations and best business practices. The governance principles also provide guidance and transparency to management, employees, investors and other stakeholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business, and decision-making processes.

The following is a summary of certain of Wolverine’s policies, charters, guidelines and principles relating to corporate governance and financial reporting. You may access complete current copies of our Code of Conduct and Compliance, Corporate Governance Guidelines, Director Independence Standards, Accounting and Finance Code of Ethics, Audit Committee Charter, Governance Committee Charter, Compensation Committee Charter and Executive Committee Charter at our website, www.wolverineworldwide.com. Each of these is also available in print to any stockholder upon request, and the Director Independence Standards are attached as Appendix A.

Independence

The Board believes that the independence of directors and Board committee members is important to assure that the Board and its committees operate only in the best interests of the stockholders and to avoid any appearance of conflict of interest. For over 13 years, Wolverine has functioned with not more than two active or former management employees as directors. The remainder of the Board’s 9 to 12 directors over this period have been non-management directors. Only one current or former management employee, Wolverine’s Chief Executive Officer and Chairman, currently serves as a director. While Wolverine’s formal Corporate Governance Guidelines require that a majority of the directors be independent, Wolverine has for many years operated with a substantial majority of independent directors. The Board does not intend to deviate from this practice.

The Board has determined that the following 8 of its 10 directors meet the director independence standards adopted by the Board and the applicable NYSE and SEC standards for independence (including NYSE and SEC independence standards relating to each committee upon which the respective directors serve), and have no material relationship with Wolverine:

•	Donald V. Fites
•	David T. Kollat
•	Brenda J. Lauderback
•	Phillip D. Matthews
•	David P. Mehney
•	Shirley D. Peterson
•	Paul D. Schrage
•	Michael A. Volkema

Our Board of Directors has adopted categorical Independence Standards, which are attached as Appendix A to this Proxy Statement and which are also available at our website. These Independence Standards comply with, and in some areas, exceed the director independence standards required by NYSE. In summary, under these standards a director is considered independent only if the director and his or her immediate family members do not have, and generally have not had in the most recent three years, any material relationships with Wolverine, its subsidiaries or affiliates (including certain relationships with Wolverine’s independent auditors). The standards establish thresholds at which such relationships are deemed to be not material. In addition, the Board examines on a case-by-case basis transactions and relationships that are not of a nature addressed by the categorical standards.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that set forth the primary framework of governance principles applicable to Wolverine. The Corporate Governance Guidelines outline the general duties and functions of the Board and management, and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, expectations of directors, annual performance evaluations, management succession and ethical expectations.

Alignment of Stockholder, Management and Director Interests

For many years, the Board has believed that directors and management should have a significant financial stake in Wolverine to align their interests with those of the stockholders. For that reason, several years ago the Board adopted formal stock ownership guidelines that require ownership of Wolverine stock (including ownership credit for Stock Units allocated to non-employee directors) within certain time periods: (i) by directors equal in value to five times the current Board retainer, (ii) by the Chief Executive Officer equal in value to five times base salary, (iii) by other executive officers equal in value to between two and three times base salaries, and (iv) by other executive management equal in value to between one and two times base salaries. Most non-employee directors also participate in the Deferred Compensation Plan that allows non-employee directors to convert a portion or all of their cash compensation into stock ownership and all non-employee directors participate in the Deferred Compensation Plan with respect to the annual equity retainer.

Code of Conduct and Compliance

For years, Wolverine and its employees and directors have followed an extensive Code of Conduct and Compliance (“Code”). This comprehensive Code establishes basic guidelines to help employees and directors comply with applicable legal requirements and sets forth Wolverine’s expectations regarding business ethics, integrity, honesty, fairness and keeping commitments. The Code contains Wolverine’s principles and procedures regarding conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Wolverine’s assets, compliance with laws, rules and regulations, engagement criteria for Wolverine’s trading partners, “whistle blower” protection provisions, expectations regarding the integrity of books and records, and guidelines and procedures for many other subjects. All employees are surveyed annually to identify any areas of noncompliance with the Code, and the results of this survey are reported to the Board.

Board Committee Charters

The Board has organized and formed three operating committees, the Audit Committee, the Compensation Committee and the Governance Committee. In addition, the Board has an Executive Committee that is empowered to act as necessary on behalf of the Board between formal meetings of the Board. The Executive Committee has not met in over ten years. The Board has approved a committee charter for each committee that contains basic principles regarding the committee’s organization, purpose, authority and responsibilities. The performance of each committee is reviewed annually by committee members and the Board.

Leadership

Since 1993, the Board has operated with an independent Lead Director. In addition, Wolverine’s Corporate Governance Guidelines require that when Wolverine’s Chief Executive Officer retires, he or she must tender his or her resignation from the Board and the issue of continued Board membership for the former Chief Executive Officer will be determined by the Board on a case-by-case basis.

Accounting and Finance Code of Ethics

The Board has adopted an Accounting and Finance Code of Ethics (“Finance Ethics Code”). This is an ethics code focused on the financial reporting process and is intended to protect the interests of all of Wolverine’s constituents, including stockholders, employees, customers and the communities in which Wolverine conducts business. Many of the basic tenets of the Finance Ethics Code have been incorporated for many years in Wolverine’s Code of Conduct and Compliance. The Finance Ethics Code is applicable to Wolverine’s Chief Executive Officer, Chief Financial Officer and Corporate Controller and sets forth specific rules of conduct and expectations regarding the financial reporting process, protection of Wolverine’s assets, compliance with rules and regulations and honest and ethical conduct in connection with the financial reporting process and related disclosures. It is available on the Corporate Governance section of the Investors section of Wolverine’s website at www.wolverineworldwide.com, at which Wolverine will post any amendment to or waiver of the Finance Ethics Code. Wolverine has not made any such waivers and does not anticipate ever making any such a waiver.

Attendance

The Board prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of the stockholders. Board and committee attendance is central to the proper functioning of the Board of Directors and is a priority. Directors are expected to make every effort to personally attend every Board meeting and every meeting of each committee on which they serve as a member. Over the past eleven years, individual directors have attended 624 out of a total of 640 required Board meeting attendances. Directors are also expected to attend the Annual Meeting of Stockholders in person. All eleven then-current directors attended the 2005 annual meeting. Given Wolverine’s home base in Rockford, Michigan and the geographic diversity of the home cities of Wolverine’s directors, we believe this attendance record is exceptional.

Communication with the Board

Stockholders and interested parties may communicate with members of Wolverine’s Board of Directors and may report any complaints or concerns regarding Wolverine’s financial statements and accounting, auditing, internal control and reporting practices to the Audit Committee (including anonymous submissions) to financialconcerns@wwwinc.com, through various links provided on the Corporate Governance section of the Investors section of Wolverine’s website at www.wolverineworldwide.com or by sending correspondence to the Board, a specific Board committee or a Board member c/o General Counsel, Wolverine World Wide, Inc., 9341 Courtland Drive, N.E., Rockford, Michigan 49351. Any communications submitted by any of the above means are received by Wolverine’s General Counsel and forwarded to the appropriate person or persons.

Board and Company Culture

Wolverine’s comprehensive governance guidelines and principles are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any company information they desire. The participation of Board members and the open exchange of opinions is further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of Wolverine’s formal governance guidelines, principles, charters and policies.

Ownership of Wolverine Stock

Five Percent Stockholders

The following table sets forth information concerning the number of shares of Wolverine stock held by each entity known to Wolverine to be the beneficial owner of more than five percent of Wolverine’s outstanding shares of common stock:

Five Percent Stockholders

	Amount and Nature of Beneficial
	Ownership of Common Stock

			Shared
		Sole	Voting	Total
Name and Address	Sole Voting	Dispositive	or Dispositive	Beneficial	Percent
of Beneficial Owner	Power	Power	Power	Ownership	of Class

Mac-Per-Wolf Company(1)	126,176	126,176	3,604,900	3,731,076	6.6%
311 S. Wacker Drive, Suite 6000 Chicago, Illinois 60606
Janus Capital Management LLC(2)
151 Detroit Street Denver, Colorado 80206	445	445	3,604,900	3,605,345	6.1%

(1)	Based on information set forth in Schedule 13G filed February 15, 2006. The Schedule 13G indicates that Mac-Per-Wolf Company is the parent holding company of both PWMCO, LLC (a broker-dealer and investment adviser) and Perkins, Wolf, McDonnell and Company, LLC (an investment adviser). PWMCO, LLC is a wholly-owned subsidiary of Mac-Per-Wolf Company. Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”) provides investment advice to various types of clients. The shared voting and dispositive holdings reported above are held by Perkins Wolf, and the same holdings (i.e., 3,604,900 shares) are also reported within the Schedule 13G filing submitted by Janus Capital Management, LLC, which is a minority owner of Perkins, Wolf, McDonnell and Company, LLC.

(2)	Based on information set forth in Schedule 13G filed February 14, 2006. The Schedule 13G indicates that Janus Capital Management LLC (“Janus”) is an investment adviser and parent holding company/control person and has an indirect 77.5% ownership stake in Enhanced Investment Technologies LLC (“InTech”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”). The holdings for Janus, Perkins Wolf and InTech are aggregated for purposes of calculating Janus’ holdings reported in the table above. Janus, Perkins Wolf and InTech are registered investment advisers, each furnishing investment advice to various types of clients. As a result of their roles as investment adviser or sub-adviser to their respective clients, Janus and Perkins Wolf may be deemed to be the beneficial owners of 445 shares and 3,604,900 shares of Wolverine Common Stock, respectively, held by such clients. Neither Janus nor Perkins Wolf has the right to receive any dividends from, or the proceeds from the sale of, the shares disclosed in the table above and each disclaims any ownership associated with such rights. The shared voting and dispositive holdings reported above are held by Perkins Wolf, and the same holdings (i.e., 3,604,900 shares) are also reported within the Schedule 13G filing submitted by Mac-Per-Wolf Company, the majority owner of Perkins Wolf.

Stock Ownership By Management

The following table sets forth the number of shares of common stock beneficially owned as of March 1, 2006, by each of Wolverine’s directors and nominees for director, each of the named executive officers and all of Wolverine’s directors, nominees for director and executive officers as a group. An asterisk in the column for “Percent of Class” means the individual beneficially owns less than one percent of the common stock:

Stock Ownership By Management

	Amount and Nature of Beneficial
	Ownership of Common Stock(1)

	Sole Voting	Shared Voting		Total
Name of	and Dispositive	or Dispositive	Stock	Beneficial	Percent
Beneficial Owner	Power	Power(2)	Options(3)	Ownership(3)	of Class

Steven M. Duffy(4)	60,201		150,377	210,578	*
V. Dean Estes(5)	190,417		136,348	326,765	*
Donald V. Fites	15,000		80,651	95,651	*
Alberto L. Grimoldi	6,157		47,374	53,531	*
Stephen L. Gulis, Jr.	243,201		298,499	541,700	*
David T. Kollat	75,937		61,255	137,192	*
Blake W. Krueger	226,235		312,090	538,325	*
Brenda J. Lauderback	0		23,452	23,452	*
Phillip D. Matthews	34,238		55,562	89,800	*
David P. Mehney	91,711		61,255	152,966	*
Timothy J. O’Donovan	752,943	28,474	576,843	1,358,260	2.41%
Shirley D. Peterson	0		12,808	12,808	*
Paul D. Schrage	29,363		55,948	85,311	*
Michael A. Volkema	5,000		8,108	13,108	*
All directors and executive officers as a group	1,794,148	28,664	2,001,134	3,823,946	6.61%

(1)	The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record and shares that, under applicable regulations, are considered to be otherwise beneficially owned.

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(3)	The numbers in the Stock Options column represent shares that may be acquired within 60 days after March 1, 2006, by the exercise of stock options granted under Wolverine’s various stock option plans. These numbers are also included in the Total Beneficial Ownership column.

(4)	Mr. Duffy retired in the first quarter of 2006.

(5)	Mr. Estes retired in the first quarter of 2006.

Wolverine’s Stock Price Performance

The following graph compares the cumulative total stockholder return on Wolverine common stock to the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s 600 Footwear Index, assuming an investment of $100.00 at the beginning of the period indicated. Wolverine is part of the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s 600 Footwear Index. In addition to Wolverine, the Standard & Poor’s 600 Footwear Index currently consists of Brown Shoe Company, Inc., K-Swiss Inc. (Class A), and The Stride Rite Corporation. These indices are weighted based on the market capitalization of the companies included in each index.

Cumulative total stockholder return is measured by dividing: (i) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

Five Year Cumulative Total Return Summary

The dollar values for total stockholder return plotted in the graph are shown in the table below:

		S&P	S&P 600
Fiscal		Small Cap	Footwear
Year-End	Wolverine	600 Index	Index

2000	$100.00	$100.00	$100.00
2001	$100.94	$107.43	$ 75.44
2002	$103.23	$ 90.83	$ 91.63
2003	$140.79	$126.44	$151.81
2004	$215.30	$154.82	$173.92
2005	$233.56	$166.71	$205.06

Executive Compensation

Summary of Executive Compensation

The following Summary Compensation Table shows selected information concerning the compensation paid during each of the three fiscal years in the period ended December 31, 2005, to the Chief Executive Officer and each of Wolverine’s four most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of the last completed fiscal year.

Summary Compensation Table

				Long-Term Compensation

		Annual Compensation		Awards		Payouts

					Number of
				Restricted	Shares
Name and				Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary(1)	Bonus	Awards(2)	Options(3)	Payouts(4)	Compensation(5)

Steven M. Duffy(6)	2005	$372,923	$198,082	$240,620	26,200	$218,465	$10,954
Executive Vice	2004	360,577	269,544	195,925	49,923	209,646	10,454
President	2003	358,827	189,611	148,580	56,250	168,122	9,954

V. Dean Estes(7)	2005	$341,923	$134,444	$118,040	13,000	$175,172	$ 8,806
Vice President	2004	329,923	202,776	87,590	95,097	168,155	8,306
	2003	329,135	184,863	78,200	21,457	134,957	6,966

Stephen L. Gulis, Jr.	2005	$350,327	$270,452	$240,620	26,200	$200,004	$ 8,946
Executive Vice	2004	325,750	260,600	195,925	227,286	189,304	8,446
President, Chief	2003	323,942	251,283	148,580	83,205	151,620	7,946
Financial Officer and Treasurer

Blake W. Krueger	2005	$398,500	$292,565	$240,620	26,200	$225,619	$10,842
President and Chief	2004	365,577	268,085	195,925	213,960	212,685	10,342
Operating Officer	2003	364,019	271,438	148,580	56,811	170,666	9,842

Timothy J. O’Donovan	2005	$694,808	$804,587	$499,400	54,500	$601,730	$11,934
Chief Executive	2004	663,077	795,692	391,850	474,531	571,385	11,434
Officer, President	2003	647,885	742,188	289,340	114,219	454,860	10,934
and Director

(1)	Salaries for 2003 include an extra payroll period compared to 2004 and 2005, caused by the timing of Wolverine’s 2003 fiscal year-end.

(2)	The values of restricted stock awards reported in this column are calculated using the closing market price of common stock on the date of grant. As of the end of Wolverine’s 2005 fiscal year, each of the named executive officers held shares of restricted stock. Dividends are paid on shares of restricted stock at the same rate dividends are paid on common stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares at the end of Wolverine’s 2005 fiscal year (as represented by the closing price of common stock on December 30, 2005), without giving effect to the reduction in value attributable to the restrictions on the stock, are set forth below:

	Number	Aggregate
	of Shares	Value

Mr. Duffy	54,664	$1,227,742
Mr. Estes	27,401	615,427
Mr. Gulis	54,664	1,227,742
Mr. Krueger	54,664	1,227,742
Mr. O’Donovan	108,812	2,443,918

These numbers do not include the number or value of shares of restricted stock awarded with respect to the three-year performance period ending in 2003 in connection with the Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) (the “LTIP”), the values of which are included in the amounts reported in the “LTIP Payouts” column in this table for 2003 for each listed individual.

(3)	The number of shares underlying options include all option awards shown in greater detail below under the heading “Stock Options.”

(4)	Amounts payable under the LTIP with respect to the three-year performance periods ended in 2004 and 2005 were paid 100% in cash. Wolverine anticipates that future incentive bonuses payable under the LTIP will be paid exclusively in cash. Amounts payable under the LTIP with respect to the three-year performance period ended in 2003 were paid (i) in cash equal to 50% of the incentive bonus, and (ii) in shares of restricted stock with a market value (without factoring in a reduction in value for potential forfeiture and the transfer restrictions), on the date the cash payment is made, equal to 70% of the incentive bonus. The dollar amounts reported in this column for 2003 reflect the cash payment and the market value (without factoring in a reduction in value for potential forfeiture and the transfer restrictions) of the shares of restricted stock on the date of payment; shares of restricted stock were granted under existing plans that provided for such awards, and the restrictions on such shares lapse with respect to one-third of the shares on each of the first three anniversaries of the date of grant.

(5)	The compensation listed in this column for 2005 consisted of: (i) Wolverine’s contributions to the accounts of the named executive officers under Wolverine’s 401(k) Savings Plan as follows: $7,000 for Mr. Duffy; $7,000 for Mr. Estes; $7,000 for Mr. Gulis; $7,000 for Mr. Krueger; and $7,000 for Mr. O’Donovan; and (ii) payments made by Wolverine for the premiums on certain life insurance policies as follows: $3,954 for Mr. Duffy; $1,806 for Mr. Estes; $1,946 for Mr. Gulis; $3,842 for Mr. Krueger; and $4,934 for Mr. O’Donovan.

(6)	Mr. Duffy retired in the first quarter of 2006.

(7)	Mr. Estes retired in the first quarter of 2006.

Stock Options

The Compensation Committee administers Wolverine’s stock option plans and also has authority to determine the individuals to whom and the terms upon which options are granted, the number of shares subject to each option and the form of consideration payable upon the exercise of an option. The Chief Executive Officer makes recommendations of stock option grants (other than for himself), which the Compensation Committee then considers.

Stock options are generally granted for a term of 10 years. All stock options permit the exercise price to be paid by delivery of cash, and the Compensation Committee has also approved the payment of the exercise price by surrendering shares of common stock held for six months or more.

Primarily to reduce non-cash compensation expense that Wolverine would have had to record in future fiscal periods, the Board of Directors accelerated the vesting of all unvested stock options previously awarded to employees and officers of Wolverine under Wolverine’s various stock option plans, effective December 13, 2005. As a result of this action, all stock options granted before that date are exercisable. All stock options granted after that date are exercisable with respect to one-third of the shares on each of the first three anniversaries of the date of the grant, with full vesting occurring on the third anniversary date of the grant. Vesting of such stock options may be accelerated upon certain events, including a change in control of Wolverine.

Certain senior executives are permitted to transfer nonqualified stock options to a limited group of permissible transferees, primarily for estate planning purposes. Stock options terminate, with certain limited exercise provisions, in the event of certain terminations of employment. In the event of retirement (as defined in the applicable plan or stock option agreement), death or disability, all stock options granted after December 13, 2005 that have been held for more than one year on the date of retirement fully vest. Stock options granted less than one year before the date of termination of employment in the event of retirement (as defined in the applicable plan or stock option agreement), death or disability vest upon termination only in proportion to the number of full months elapsed from the grant date until the termination date divided by 12, and the remaining such stock options terminate.

The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended December 31, 2005, and the number of shares of common stock subject to and values of options at that date:

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of
		Total
	Number of	Options
	Shares	Granted to
	Underlying	Employees	Exercise		Grant Date
	Options	in Fiscal	Price Per	Expiration	Present
Name	Granted(1)	Year	Share	Date	Value(2)

Steven M. Duffy	26,200	4.37	$23.035	02/08/15	$134,414
V. Dean Estes	13,000	2.17	$23.035	02/08/15	66,559
Stephen L. Gulis, Jr.	26,200	4.37	$23.035	02/08/15	134,414
Blake W. Krueger	26,200	4.37	$23.035	02/08/15	134,414
Timothy J. O’Donovan	54,500	9.09	$23.035	02/08/15	279,035

(1)	All stock options indicated above were granted for a term of 10 years and are currently exercisable.

(2)	Based on the Black-Scholes option pricing model. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an option holder will be at or near the value estimated by the Black-Scholes model. The estimated values in the table above were calculated using the Black-Scholes model based on assumptions that include:

•	a stock price volatility factor of .2385%, calculated using daily stock prices for the four years prior to the grant date;
•	a risk free rate of return of 3.66%;
•	an expected average dividend yield of 1.05% (the dividend yield at the date of the grant); and
•	an expected average option holding period of four years, which approximates Wolverine’s historical experience.

No adjustments were made for the general non-transferability of the options or to reflect any risk of forfeiture before vesting. Disclosure of grant date present value is presented pursuant to SEC regulations. Wolverine’s use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation method.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Shares		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven M. Duffy	231,089	$2,368,997	163,136	0	$761,081	$0
V. Dean Estes	19,885	220,754	161,915	0	819,625	0
Stephen L. Gulis, Jr.	15,424	86,607	299,816	0	1,237,258	0
Blake W. Krueger	0	0	312,090	0	1,345,679	0
Timothy J. O’Donovan	29,384	51,429	606,632	0	2,132,965	0

(1)	The dollar values are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise prices of the options on the dates of exercise or at fiscal year-end, as appropriate.

Long-Term Incentive Awards

Wolverine’s Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) (the “LTIP”) permits Wolverine to award performance-based incentive compensation to plan participants conditioned upon the achievement of certain pre-established corporate performance goals over a three-year performance period.

The following table sets forth certain information concerning awards of long-term incentive compensation to the named executive officers during the last fiscal year:

Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance	Estimated Future Payouts
	Number of	or Other	Under Non-Stock-Price-Based
	Shares,	Period until	Plans(2)
	Units or	Maturation
Name	Other Rights(1)	or Payout	Threshold	Target	Maximum

Steven M. Duffy(3)	40%	3 years	$26,105	$52,209	$104,418
V. Dean Estes(3)	35	3 years	20,943	41,886	83,771
Stephen L. Gulis, Jr.	40	3 years	73,569	147,137	294,275
Blake W. Krueger	40	3 years	83,685	167,370	334,740
Timothy J. O’Donovan	60	3 years	218,865	437,729	875,458

(1)	Under the LTIP, key management employees may earn incentive compensation based upon achievement of specified performance goals with respect to the performance of Wolverine and/or its subsidiaries, operating divisions or profit centers over a three-year performance period. Performance goals under the LTIP for the 2005-2007 period are based 50% on total stockholder return (as compared to a pre-established peer group) and 50% on earnings per share. The numbers reported in the column under the heading “Number of Shares, Units or Other Rights” represent the percentage of each officer’s average annual earned salary during the three-year period that the officer will receive as incentive compensation under the plan if the specified targets are achieved. The Compensation Committee determined these amounts. If higher or lower actual levels are attained during the three-year performance period, the percentage of base salary to be received as incentive compensation by each officer will be correspondingly higher, lower or zero. Incentive compensation is conditioned upon achieving a minimum or “threshold” performance level. The Compensation Committee established the performance goals at the beginning of 2005 for the period ending on the last day of Wolverine’s 2007 fiscal year. Beginning in 2005, Wolverine incentive compensation payable under the LTIP was paid exclusively in cash.

(2)	Under the LTIP, amounts earned as performance-based incentive compensation are calculated based on each participant’s average annual earned salary during the three-year performance period. For purposes of illustration, the “Threshold,” “Target” and “Maximum” amounts in the table have been calculated using each named individual’s base salary for 2005 as reported in the Summary Compensation Table, adjusted for 5% estimated annual merit increases.

(3)	Messrs. Duffy and Estes retired in the first quarter of 2006. According to the terms of the LTIP, Messrs. Duffy and Estes are entitled to one-third of any LTIP payouts with respect to the 2005-2007 period discussed in the table above. In addition, they are entitled to two-thirds of any LTIP payouts with respect to the 2004-2006 period.

Pension Plan and Supplemental Executive Retirement Plan

Wolverine has a qualified pension plan covering most of its salaried employees. The Internal Revenue Code imposes limitations on the maximum amount of pension benefits payable under qualified plans. It also imposes a cap currently equal to $220,000 (subject to grandfather provisions for earnings accrued before January 1, 1994) on the amount of earnings that may be taken into account in determining benefits payable under qualified plans.

In 1995, Wolverine adopted a Supplemental Executive Retirement Plan (the “SERP”) which replaced deferred compensation agreements previously entered into with certain key employees, including Messrs. O’Donovan, Duffy,

Estes and Gulis. An executive covered by a deferred compensation agreement is entitled to a benefit under the SERP at least equal to what he or she would have received under the deferred compensation agreement. The SERP became effective January 1, 1996.

The following table illustrates the combined estimated annual benefits payable under the pension plan and the SERP for Wolverine’s named executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated:

Pension Plan Table

	Years of Service

Average Remuneration	5	10	15	20	25 or more

$ 500,000	$ 60,000	$120,000	$180,000	$240,000	$ 300,000
$ 750,000	$ 90,000	$180,000	$270,000	$360,000	$ 450,000
$1,000,000	$120,000	$240,000	$360,000	$480,000	$ 600,000
$1,250,000	$150,000	$300,000	$450,000	$600,000	$ 750,000
$1,500,000	$180,000	$360,000	$540,000	$720,000	$ 900,000
$1,750,000	$210,000	$420,000	$630,000	$840,000	$1,050,000

Subject to the limitations imposed by the Internal Revenue Code, the pension plan provides monthly benefits (computed on a straight life annuity basis without regard to any accrued grandfathered benefits for earnings before January 1, 1994) at normal retirement in an amount equal to the greater of: (i) $24.00 multiplied by the participant’s number of years of service up to 30 years; (ii) 1.6% of final average earnings multiplied by the participant’s number of years of service up to 30 years reduced by the participant’s Social Security allowance as defined in the pension plan; or (iii) for certain designated executives, a percentage benefit multiplier of 2.4% or 2.0% of final average earnings multiplied by the participant’s number of years of service up to 25 years. All of the executive officers named in the Summary Compensation Table have a percentage benefit multiplier of 2.4% and are capped at 25 years of service. “Final average earnings” are defined as the participant’s average monthly earnings for the four consecutive highest compensation calendar years out of the last 10 calendar years of the participant’s employment (with earnings for the last year of employment annualized based on a participant’s then rate of pay). Except for the compensation cap imposed by the Internal Revenue Code, the remuneration covered by the pension plan for an employee would be essentially equivalent to the sum of the salary and bonus amounts reported under the heading “Annual Compensation” in the Summary Compensation Table above.

If the pension plan is terminated during any period beginning on a restricted date (defined below) and ending two years later, the pension plan requires that surplus pension plan assets be used to purchase retiree medical and life insurance in satisfaction of Wolverine’s then outstanding obligations, if any, and be paid pro rata to increase the benefits of pension plan participants, subject to legal limitations. If the pension plan is merged with, or the assets of the pension plan are transferred to, another plan, then (i) benefits will be fully vested; (ii) benefits will be increased as if the pension plan had been terminated; and (iii) benefits will be satisfied through the purchase of a guaranteed annuity contract. A “restricted date” is defined as the date any person or group acquires more than 50% of the voting stock of Wolverine in a transaction not approved by the Board of Directors or the date during any two-year period on which individuals who at the beginning of the period constituted the Board of Directors (including any new director whose nomination or election was approved by two-thirds of the directors who were directors at the beginning of the period or whose election or nomination was so approved), cease for any reason to constitute a majority of the Board.

Under the SERP, a participating executive will be eligible for an annual supplemental benefit once he or she has completed five years of service after having been approved as a participant in the SERP. Alternatively, a participating executive will be eligible for a benefit with less than five years of service if he or she retires at or after age 65. The supplemental benefit is equal to the difference between the executive’s retirement benefit under Wolverine’s qualified pension plan and an amount equal to a designated percentage of the executive’s average earnings multiplied by the executive’s years of service under the pension plan, except that the plan an executive is designated as an inactive participant; and may count deemed years of service granted by the Board of Directors (up to a maximum of 25 years).

The designated percentage for benefits under the SERP is either 2.4% for each year of service (including all of the individuals listed in Summary Compensation Table) or 2.0% per year of service. “Average earnings” is defined as the average of the executive’s annual earnings for the four consecutive highest compensation years out of the last 10 years of the executive’s employment (excluding years during which the executive receives a disability benefit if the exclusion would produce a higher average; yearly compensation is not restricted by the $220,000 compensation cap under the pension plan and for the last year of employment is annualized). Average earnings do not include payments under the LTIP or severance payments. For this purpose, average earnings do not vary significantly from the sum of the salary and bonus amounts shown under the caption “Annual Compensation” in the Summary Compensation Table above. The final SERP benefit is reduced by the amount of any pension benefits to which a participant is entitled.

A retired SERP participant may draw the full benefit beginning at age 65. A retired SERP participant may elect to begin receiving a reduced benefit at or after age 55. The reduction factor is 0.333% for each month prior to age 60, and 0.1666% for each month between age 60 and age 65. The SERP provides for a disability benefit equal to 60% of the supplemental retirement benefit (based on the executive’s years of service at the date of disability). A disabled executive is still eligible for a supplemental retirement benefit beginning at age 65 based on all years of service (including years during which the executive was receiving a disability benefit). The SERP also provides for a death benefit to the executive’s designated beneficiary if the executive dies before retiring. The death benefit is a lump-sum equal to the present value of the benefit the executive could have received beginning at age 65, based on his or her years of service up to the date of death.

Benefits under the SERP are subject to forfeiture if the executive’s employment is terminated for serious misconduct, if the executive later competes with Wolverine or if Wolverine cannot collect under an insurance policy purchased to fund SERP benefits for certain reasons. For all individuals listed in the Summary Compensation Table, if, within two or three years after a “change in control” the executive resigns for “good reason” or is terminated by Wolverine or at the request of a third party who effectuates a change in control (other than for “cause” or due to death or “disability” as defined in the SERP), the executive will be entitled to a lump-sum payment equal to 125% of the present value of the benefit payments for which the executive would have been eligible if the executive had retired at age 55 (or at his or her actual age, if greater than age 55), without applying the monthly early retirement reduction factor, but based on years of service at the actual date of termination. For purposes of the SERP, “change in control” is defined as:

•	failure of the individuals who were directors at the time the SERP was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters vote of the directors then still in office who were directors at the time the SERP was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors;
•	acquisition by certain persons or groups of 20% or more of the common stock or combined outstanding voting power (excluding certain transactions);
•	approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or
•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (excluding certain permitted transactions).

Wolverine may terminate the SERP or stop further accrual of SERP benefits for a participating executive at any time, but termination will not affect previously accrued benefits.

As of December 31, 2005, the persons listed in the Summary Compensation Table had the following years of credited service under the pension plan and the SERP: Mr. Duffy, 17 years; Mr. Estes, 25 years; Mr. Gulis, 21 years; Mr. Krueger, 10 years; and Mr. O’Donovan, 25 years.

Employment Agreements and Termination of Employment
and Change In Control Arrangements

Severance Agreements. Under individual agreements, Messrs. Gulis, Krueger and O’Donovan, and certain other key management employees, will receive compensation if their employment is terminated following a change in control of Wolverine, unless:

•	the termination of the officer is due to death or retirement in accordance with Wolverine’s policy or as otherwise agreed;
•	the termination is by Wolverine for cause or disability; or
•	the termination is by resignation of the officer for other than “good reason.”

Good reason is defined in the agreements to include, among other things, the assignment of duties inconsistent with the executive’s status as a senior executive officer or the duties performed by the executive immediately before a change in control, a reduction in the executive’s annual base salary or relocation of the executive. Messrs. Duffy and Estes were parties to such individual agreements before their respective retirements.

The compensation payable if such a termination occurs after a change in control includes:

•	cash equal to two (executive officers) or three (CEO) times the executive’s annual salary, including past target bonus;
•	cash equal to 100% of the difference between the market price of common stock (or, if higher, the highest price paid in connection with any change in control of Wolverine) and the exercise prices of unexercised stock options granted to the executive, and 100% of the difference between the market price of common stock and exercise prices of incentive stock options granted to the officer after the date of the agreement which are then exercisable;
•	relocation expenses, legal fees and indemnity against loss in the sale of the officer’s principal residence;
•	up to two or three years’ benefits under all employee benefit programs;
•	a cash payment at the executive’s retirement age equal to the actuarial value of the retirement pension and SERP benefits to which the officer would have been entitled (without regard to vesting requirements) had he or she accrued three additional years of service with Wolverine, reduced by the single sum actuarial equivalent of any amounts to which the executive is entitled under Wolverine’s normal retirement plans and programs; and
•	outplacement services paid for by Wolverine.

In all of the severance agreements, the executive has no requirement to mitigate the payments by seeking employment, but the compensation to be paid during the fourth and later months after termination will be reduced to the extent of any compensation earned by the officer during the applicable period.

A change in control is defined in the agreements to include the acquisition of 20% or more of the common stock by any person or group of persons acting together or a change in a majority of the Board of Directors unless each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors as of the date of the applicable agreement, or whose election or nomination was so approved.

Stock Plan Provisions. Wolverine has granted certain stock options and awarded shares of restricted stock that are subject to accelerated vesting upon a change in control of Wolverine. The options include options issued under plans adopted by Wolverine in 1988, 1993, 1995, 1997, 1999, 2001, 2003 and 2005 and the shares of restricted stock include shares awarded under plans adopted by Wolverine in 1995, 1997, 1999, 2001, 2003 and 2005. All such options become immediately exercisable in the event of a change in control of Wolverine.

The 1995, 1997, 1999, 2001, 2003 and 2005 plans provide for restricted stock awards. Except for any shares awarded in connection with the payment of bonuses under the LTIP, the restrictions on 25% of the shares received under an award normally lapse on the third anniversary of the date of grant, with the restrictions on an additional 25% of the shares lapsing on the fourth anniversary and the restrictions with respect to the remaining shares lapsing on the fifth anniversary. With respect to any shares previously awarded in connection with the LTIP, the restrictions on one-third of the shares received under an award generally lapse over a three-year period on each of the first three anniversaries of the date of grant. Although the LTIP permits Wolverine to pay incentive bonuses in cash or a combination of cash and restricted stock, beginning with payments made in 2005, incentive bonuses payable under the LTIP have been paid exclusively in cash. Under the six plans listed above, restricted stock becomes fully vested and nonforfeitable upon a change in control of Wolverine.

A change in control is defined in the agreements under the 1988 plan to include a change of control as set forth in the proxy rules issued by the Securities and Exchange Commission, the acquisition of 25% or more of the common stock by any person or group of persons acting together or a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved. The definition of change in control under the 1993 plan differs from the definition of that term in the agreements under the 1988 plan in that a change in control is considered to occur upon the acquisition of 20% or more (rather than 25%) of the common stock and the definition includes the sale, lease, exchange or other transfer of substantially all of Wolverine’s assets to, or the merger or consolidation of Wolverine with, a corporation that is not controlled by Wolverine. Under the 1995, 1997, 1999, 2001, 2003 and 2005 plans, a change in control is defined as:

•	failure of the individuals who were directors at the time such plan was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters, vote (two-thirds vote under the 1995 Plan) of the directors then still in office who were directors at the time such plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors;
•	acquisition by certain persons or groups of 20% or more of the common stock;
•	approval by the stockholders of a reorganization, merger or consolidation (except with certain permitted entities); or
•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (other than to certain permitted entities).

Benefit Trust Agreement. In May 1987, Wolverine established a Benefit Trust (“trust”) to ensure that payments to employees under the severance agreements, the SERP, the deferred compensation agreements and the indemnity agreements (discussed below) (collectively, the “agreements”) will not be improperly withheld after a change in control of Wolverine, as defined in the agreement establishing the trust. Under the trust, upon the occurrence of a “potential change in control,” Wolverine will deliver to the trustee, to be held in trust, cash, marketable securities or insurance corresponding to an amount determined by Wolverine to have a fair market value, together with any existing amounts in the trust, equal to the value of the benefits due to employees under the agreements given certain assumptions set forth in the trust. Additional terms of the trust provide for the return of the property to Wolverine upon written request before a change in control or automatically if no change in control has occurred within six months after funding upon a potential change in control. Wolverine has transferred to the trust insurance policies on the lives of certain key employees.

Indemnity Agreements. Wolverine has entered into indemnity agreements with Messrs. Gulis, Krueger and O’Donovan and with each director and executive officer. Messrs. Duffy and Estes were parties to such indemnity agreements before their respective retirements. The indemnity agreements indemnify each director and executive officer against all expenses incurred in connection with any action or investigation involving the director or executive officer by reason of his or her position with Wolverine (or with another entity at Wolverine’s request). The directors and executive officers will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by Wolverine that covers the directors and executive officers. A director or executive officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the director or executive officer meeting the standards of conduct set forth in the indemnity agreements.

Other Plans and Agreements. Severance agreements with various executive officers (described above) provide for cash payments in lieu of outstanding options if a change in control of Wolverine and a subsequent triggering event occur. In addition, the SERP (described above) and the Deferred Compensation Plan (described above) provide for certain benefits and payments if a change in control of Wolverine occurs.

Compensation Committee Report on Executive Compensation

The Compensation Committee discharges, subject to general review and oversight by the Board, the Board of Directors’ responsibilities relating to executive compensation and assists the Board in fulfilling its responsibilities relating to Wolverine’s compensation and benefit programs and policies. The Compensation Committee also administers and makes recommendations with respect to Wolverine’s compensation plans and reviews and approves (with input from independent directors in the case of the Chief Executive Officer) the compensation of key senior executives. The Compensation Committee currently consists of three directors, none of whom is a current or former employee of Wolverine or its subsidiaries and all of whom are independent under the standards adopted by the Board of Directors and applicable New York Stock Exchange and SEC standards.

The Compensation Committee consults with compensation consulting firms as it deems necessary from time to time to: assist the Compensation Committee in formulating Wolverine’s compensation policies; provide advice to the Compensation Committee concerning specific compensation packages and appropriate levels of executive and Board of Director compensation; provide advice about competitive levels of compensation; and review and recommend changes in the compensation system and programs of Wolverine.

The basic compensation philosophy of the Compensation Committee and Wolverine is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. Wolverine’s executive compensation policies are designed to achieve four primary objectives:

•	attract and retain well-qualified executives who will lead Wolverine and achieve and inspire superior performance;
•	provide incentives for achievement of specific short-term individual, business unit and corporate goals;
•	provide incentives for achievement of longer-term financial goals; and
•	align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.

The Compensation Committee reviews and structures Wolverine’s compensation programs to effectively balance employee salaries with compensation that is performance-based and also to reward annual performance while maintaining a focus on longer-term objectives. The mix of compensation elements varies based on an employee’s position and responsibilities. Executive compensation at Wolverine consists primarily of the following components:

•	base salary and benefits;
•	performance-based compensation, if any, under the Amended and Restated Executive Short-Term Incentive Plan (the “Annual Bonus Plan”);
•	performance-based compensation, if any, under the Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) (the “LTIP”);
•	amounts paid, if any, as individual-specific bonuses designed to encourage achievement of individual goals;
•	participation in Wolverine’s equity-based incentive plans; and
•	participation in Wolverine’s retirement plans.

Each component of compensation is designed to accomplish one or more of the four compensation objectives described above.

Except with respect to the Chief Executive Officer, management recommends the participation of specific executive officers and other key employees in the Annual Bonus Plan, the LTIP and Wolverine’s equity-based incentive plans. All such recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Compensation Committee. Senior executive officers are normally eligible to receive a greater percentage of their potential compensation in the form of awards under these performance-based incentive plans to reflect the Compensation Committee’s belief that the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s responsibilities and ability to influence profits increase.

Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exceptions for qualified “performance-based” compensation. Wolverine has obtained stockholder approval of the Annual Bonus Plan, the LTIP, and the 1997, 1999, 2001 2003 and 2005 stock incentive plans to permit amounts payable under these plans to qualify as “performance-based” compensation for purposes of Section 162(m). Because incentives under these plans are not included in the $1,000,000 limit for purposes of calculating Wolverine’s deduction for compensation paid to its executive officers, Wolverine believes its compensation policies reflect due consideration of Section 162(m).

Base Salary

To attract and retain well-qualified executives, the Compensation Committee seeks to establish competitive base salaries and benefit packages. The Compensation Committee determines the base salaries of executives by comparing each executive’s position with similar positions in companies of similar type, size and financial performance. Although some other footwear companies are among the companies included in the comparison group, this group is not limited to footwear companies because Wolverine competes for talent with a wide range of corporations. In general, the Compensation Committee has targeted salaries to be at the median to slightly below the median percentile of base salaries paid for comparable positions with similar companies. Other factors considered by the Compensation Committee are the executive’s performance, the executive’s current compensation, the executive’s responsibilities and Wolverine’s or the applicable business unit’s performance (determined by reference to pre-tax levels of profit and levels of sales).

Although the Compensation Committee does not give specific weight to any particular factor, the most weight is given to the executive’s performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is generally given to the comparative data. In general, base salaries for Wolverine’s executive officers during 2005 were near the median of salaries paid by companies included in the comparison group. The 2005 average base salary of executive officers increased over the previous year’s level as a result of a combination of factors, including improved individual performance, improved or continued excellent performance by the applicable business unit and Wolverine, promotions and increased responsibilities.

Annual Bonus Plan

To provide incentives and rewards for achievement of short-term business unit goals, the Annual Bonus Plan was designed to provide key employees with the opportunity for bonuses based on the performance of Wolverine and/or the performance of its subsidiaries, operating divisions or profit centers. The Annual Bonus Plan was most recently approved by stockholders at the 2002 annual meeting of stockholders. The Annual Bonus Plan continues the annual bonus policy that Wolverine has used for many years. A target bonus goal (the “target bonus”), expressed as a percentage of the participant’s base salary, is established by the Compensation Committee. The Compensation Committee then establishes “incentive bonus” levels, expressed as a percentage of the target bonus, that are paid to the participant at specified levels of performance by Wolverine, the subsidiary, operating division or profit center.

“Incentive bonus” as used in the Annual Bonus Plan means an annual performance bonus awarded and paid to a participant for services to Wolverine during a fiscal year that is based upon achievement of pre-established financial objectives of Wolverine or a subsidiary, operating division or profit center. The incentive bonus levels may be expressed as either: (i) a matrix of percentages of the target bonus that would be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the target bonus that would be paid at varying levels of performance. Performance of Wolverine and/or its subsidiaries, operating divisions or profit centers is determined by reference to one or more of the following: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on assets, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items. These factors may be measured against pre-determined levels or Wolverine’s relative performance when compared to a pre-established peer group. Payment of an incentive bonus to a participant for a fiscal year under the Annual Bonus Plan is entirely contingent upon achievement of the performance levels established by the Compensation Committee, subject to negative discretion by the Compensation Committee to reduce the amount below that determined under the pre-established formula. All determinations to be made by the Compensation Committee for a fiscal year are made by the Compensation Committee during the first 90 days of each fiscal year.

The two primary measures of corporate and divisional performance in 2005 were pre-tax profits and sales, with approximately 80% of participants’ target amounts weighted on pre-tax profits. During fiscal 2005, executive officers were generally targeted to receive from 20% to 48% of their annual salaries in bonus compensation. Actual payouts, if any, could range from 50% to 200% of target. In determining these percentages, the Compensation Committee considered each executive’s position, competitive incentives and the executive’s aggregate incentive compensation potential under all of Wolverine’s plans. The percentage of total compensation represented by annual bonuses is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.”

For 2005, Wolverine’s corporate sales performance was between goal level (150% of target) and the maximum goal (the “stretch goal”) and corporate pre-tax profit performance exceeded the stretch goal. Accordingly, executive officers received bonuses related to corporate performance under the Annual Bonus Plan near stretch-goal levels. Certain executive officers also have a component of their annual bonus based on the sales and pre-tax profit performance of specific divisions. The sales and pre-tax profit performance of such divisions ranged from threshold to stretch-goal levels with corresponding bonus payment levels.

The Annual Bonus Plan closely links the bonus opportunity for key employees to the performance of the specific divisions and operations over which they have substantial control and ability to impact results. This structure provides clear incentives and line-of-sight management to drive operational performance and divisional achievements on an annual basis. This complements the approach of the LTIP described below, which is focused on Wolverine’s long-term achievements in earnings-per-share and total shareholder return.

Long-Term Incentive Plan

To provide incentives and rewards for longer-term planning and decision-making and the achievement of longer-term corporate performance goals, the LTIP provides the opportunity for additional performance-based compensation based upon the achievement of company financial performance goals over a three-year period. Stockholders most recently approved the LTIP at the 2002 annual meeting of stockholders. The LTIP continues the long-term incentive bonus policy that Wolverine has used for many years. The primary purposes of the LTIP and prior long-term bonus plans are to provide significant incentive and to foster cooperation among all business units so the long-term earnings performance of Wolverine and total stockholder return is substantially improved. The primary concept of the LTIP is to establish financial performance goals for each three-year time period for Wolverine. New performance periods begin each fiscal year and end three full fiscal years later. The Compensation Committee establishes the goals during the first 90 days of each three-year performance period.

Awards under the LTIP are based on a percentage of average annual earned salary during the three-year period. For each participant in each three-year period, the Compensation Committee specifies a target bonus goal (the “target bonus”), expressed as a specified dollar amount or as a percentage of the participant’s average annual earned salary, and “incentive bonus” levels, expressed as a percentage of the target bonus, that will be paid to the participant at specified levels of performance. “Incentive bonus” as used in the LTIP means a bonus awarded and paid to a participant for services to Wolverine or a subsidiary, operating division or profit center during a three-year period, which bonus is based upon achievement of previously-established financial objectives by Wolverine. The incentive bonus levels may be expressed as either: (i) a matrix of percentages of the target bonus that will be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the target bonus that will be paid at varying levels of performance. Performance is determined by reference to one or more of the following: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on assets, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items. These factors may be measured against pre-determined levels or Wolverine’s relative performance when compared to a pre-established peer group. If the minimum three-year targeted goal is not achieved, no bonus will be paid. For the 2005-2007 performance period, executive officers who participate in the plan are targeted to receive long-term bonus compensation in amounts that range from 25% to 60% of their average annual earned salaries. In determining the percentages, the Compensation Committee considered the factors discussed above in connection with the Annual Bonus Plan and each executive’s capacity to affect the long-term performance of Wolverine. Actual payouts, if any, range from 50% to 200% of target. Although the LTIP permits Wolverine to pay incentive bonuses in cash or a combination of cash and restricted stock, beginning with payments made in 2005 incentive bonuses payable under the LTIP have been paid exclusively in cash.

For the 2003-2005 performance period, performance was determined 50% by reference to Wolverine’s earnings per share (“EPS”) and 50% by reference to total stockholder return compared to a pre-established peer group (“TSR”). EPS performance exceeded the stretch-goal level and TSR performance was at the target level for the 2003-2005 performance period under the LTIP. Based on EPS and TSR performance, Wolverine paid cash incentive bonuses with respect to the three-year performance period ended December 31, 2005, at goal (150% of target) bonus levels. This level is between the target and stretch-goal performance levels.

Discretionary Bonuses

In addition to performance-based compensation based on corporate and/or divisional performance pursuant to the Annual Bonus Plan, Wolverine generally pays annual incentive bonuses to employees based on individual performance goals. Bonuses based on individual performance are paid on a discretionary basis based on achievement of pre-established personal goals, and the performance bonus for the Chief Executive Officer is paid only after the review and approval of the Compensation Committee. No discretionary bonuses are paid to executive officers if Wolverine (or the applicable division) does not achieve its threshold goal under the Annual Bonus Plan. During 2005, discretionary bonuses for employees participating in this plan were generally targeted at 5% to 12% of annual salaries depending upon the executive’s level of responsibility, the achievement of threshold sales and earnings requirements and actual graded performance against pre-established personal objectives. Because Wolverine generally exceeded its corporate and, where applicable, divisional threshold sales and earnings goals under the Annual Bonus Plan for fiscal 2005, discretionary bonus payments were made to Wolverine’s executive officers for this period based upon achievement of individual performance goals.

Equity-Based Incentive Plans

Awards under Wolverine’s stock option and restricted stock plans are designed to:

•	more closely align executive and stockholder interests;
•	reward executives and other key employees for building stockholder value; and
•	encourage long-term investment in Wolverine by participating executives.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders and restricted stock awards have been granted by Wolverine to executives and other key employees pursuant to various equity-based plans for several decades. The Compensation Committee administers all aspects of these plans and reviews, modifies (to the extent appropriate) and takes final action on any such awards.

Under Wolverine’s plans that provide for awards of restricted stock, all of which have been previously approved by the stockholders, the Compensation Committee may grant shares of restricted stock to executives and other key employees. These shares are subject to certain restrictions that, except for shares awarded in prior years in connection with the LTIP, generally lapse over a period of five years from the date of grant.

Under Wolverine’s stock option plans, all of which have been previously approved by the stockholders, the Compensation Committee may grant to executives and other key employees options to purchase shares of stock. The Compensation Committee reviews, modifies (to the extent appropriate) and takes final action on the amount, timing, price and other terms of all options granted to employees of Wolverine. The Compensation Committee grants both incentive stock options and nonqualified options within the meaning of the Internal Revenue Code. Under the terms and conditions of all the plans other than 2001, 2003 and 2005 plans, the Compensation Committee may grant nonqualified options with an exercise price above or below the market price on the date of grant. The 2001, 2003 and 2005 plans require that all options have an exercise price equal to or greater than the market value of Wolverine’s common stock on the date of grant. Virtually all stock options granted under all of Wolverine’s plans have had an exercise price equal to the market price of common stock on the date of grant.

In determining the number of shares of restricted stock and/or the number of options to be awarded to executives in 2005, the Compensation Committee adhered to its practice of generally applying a formula that takes into consideration the executive’s level of responsibility and compensation practices of similar companies. The Compensation Committee also considers the recommendations of management (except for awards to the Chief Executive Officer), the individual performance of the executive and the number of shares previously awarded to the executive. As a general practice, both the number of shares granted and their proportion relative to the total number of shares granted increase in some proportion to increases in each executive’s responsibilities. The Compensation Committee has also implemented stock ownership guidelines that apply to all executive management and require, within certain time periods, ownership in amounts from one to five times the executive’s base salary. The Compensation Committee believes that these ownership guidelines bolster the goals of Wolverine’s restricted stock plans.

Retirement Plans

Wolverine has a qualified pension plan covering most salaried employees and a supplemental executive retirement plan covering certain executives, as more fully described earlier in this proxy statement under the heading “Pension Plan and Supplemental Executive Retirement Plan.” The Compensation Committee believes that Wolverine’s retirement plans encourage long-term commitment by Wolverine’s executives and other employees and assist Wolverine in attracting and retaining talented executives and other employees.

Chief Executive Officer

The Chief Executive Officer’s compensation is based upon the policies and objectives discussed above. The Chief Executive Officer, however, has a higher percentage of total compensation tied to performance and “at risk” because a larger percentage of his potential compensation is based upon the Annual Bonus Plan, the LTIP, and stock option and restricted stock grants.

The Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation and the compensation of the other executive officers who are named in the Summary Compensation Table, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and the cost to Wolverine of all perquisites and other personal benefits, the payout obligations and conditions under Wolverine’s pension plan and SERP and any payments in the event of a change in control. Based on its review described above, the Compensation Committee found Mr. O’Donovan’s and the named executive officers’ total compensation in the aggregate to be appropriate and not excessive.

For 2005, in setting Mr. O’Donovan’s base salary and total annual cash compensation, the Compensation Committee compared Mr. O’Donovan’s cash compensation with that of chief executive officers of companies in the footwear industry and other companies similar to Wolverine in general type and size. Mr. O’Donovan’s base salary was targeted by the Compensation Committee near the median of salaries paid to chief executive officers by companies included in the comparison group. Mr. O’Donovan’s base salary for 2005 increased approximately 4.3% above his 2004 level. Following the 2005 increase, Mr. O’Donovan’s salary was near the competitive median. Mr. O’Donovan does not have an employment agreement with Wolverine.

Mr. O’Donovan’s annual incentive bonus under the Annual Bonus Plan was based upon corporate performance goals (100% weighting). The target annual bonus award for Mr. O’Donovan under the Annual Bonus Plan was 48% of base salary. Mr. O’Donovan’s annual bonus was subject to achievement of minimum goals and his threshold bonus at this level would have been 24% of earned salary. Mr. O’Donovan’s annual bonus at the stretch-goal level was capped at 96% of base salary under the Annual Bonus Plan. Corporate performance goals in 2005 were based on Wolverine’s achievement of predetermined pre-tax levels of profit (80% weighting) and sales (20% weighting), both of which were set above the prior year’s actual results. Mr. O’Donovan’s target annual discretionary bonus was 12% of earned salary and was capped at 18% of earned salary. Wolverine’s sales performance was between goal (150% of target) and stretch goal performance levels in 2005 and its profit performance exceeded the pre-established stretch goal performance level in 2005. Therefore, Mr. O’Donovan received a payment under the Annual Bonus Plan and a discretionary bonus based on achievement of individual performance goals for fiscal 2005 near maximum levels.

Mr. O’Donovan’s LTIP bonus award was based on a combination of TSR and EPS (50% weighting each), which was targeted above budget and prior year’s results. Mr. O’Donovan’s target bonus for the three-year period beginning in 2005 was set at 60% of average annual earned salary for the 2005-2007 plan period. The bonus payout for Mr. O’Donovan can range from 0%-120% of Mr. O’Donovan’s average earned salary for the 2005-2007 period. Based on EPS and TSR performance compared to pre-established performance levels, Mr. O’Donovan received payment at goal level (150% of target) for the 2003-2005 performance period under the LTIP.

In 2005, Mr. O’Donovan was awarded 22,000 shares of restricted stock and stock options to purchase 54,500 shares of common stock. The amounts of these awards were determined by the Compensation Committee considering the factors discussed above.

Due to Wolverine’s strong 2005 results and operating performance, the aggregate of Mr. O’Donovan’s salary, bonus and total cash compensation was above the median for chief executive officers paid by companies included in the previously described comparison group.

All actions and recommendations of the Compensation Committee attributable to 2005 compensation were unanimous and all recommendations were approved and adopted by the Board of Directors without modification.

Respectfully submitted,

Donald V. Fites, Chairman, David P. Mehney, Paul D. Schrage

Selection of Auditors

The Audit Committee has reappointed the firm of Ernst & Young LLP as independent auditors for the current fiscal year.

Ernst & Young LLP, certified public accountants, has audited the financial statements of Wolverine and its subsidiaries for the fiscal year ended December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Audit Fees. Ernst & Young LLP billed Wolverine $898,965 in fiscal 2005 and $895,943 in fiscal 2004 for the annual audit, reviews of the financial statements included in Wolverine’s Form 10-Q filings, audit of internal control over financial reporting, foreign statutory audits and consultations concerning account matters associated with the annual audit.

Audit-Related Fees. Ernst & Young LLP billed Wolverine $39,000 in fiscal 2005 and $54,062 in fiscal 2004 for assurance and related services that were reasonably related to the performance of the audit or a review of the financial statements and that are not reported as Audit Fees above, including accounting research, employee benefit plan audits and access to an online research database service.

Tax Fees. Ernst & Young LLP billed Wolverine $633,003 in fiscal 2005 and $674,849 in fiscal 2004 for tax compliance, advisory and planning services.

All Other Fees. Ernst & Young LLP did not bill Wolverine in fiscal 2005 or fiscal 2004 for any services other than those described above.

Pre-Approval Policy. Wolverine’s Audit Committee has adopted a policy under which all audit and non-audit services provided to Wolverine by Ernst & Young LLP require pre-approval by the Audit Committee. The Audit Committee provides categorical pre-approval before the beginning of each fiscal year for routine and recurring services provided by Ernst & Young LLP. Items in this category are pre-approved within specific service descriptions and budgets. All audit services, internal control-related services, and other services that are not within the specifically pre-approved service descriptions and budgets require engagement-specific pre-approval. With certain exceptions such as pre-approval of audit services, engagement-specific pre-approval may be delegated to one or more Audit Committee members. Any services approved by a designated Audit Committee member must be communicated to the full Audit Committee at its next regularly-scheduled meeting. The Audit Committee’s pre-approval policy also prohibits Ernst & Young LLP from providing any non-audit services that are prohibited by the Securities and Exchange Commission or the Public Company Accounting Oversight Board. All fees paid to Ernst & Young LLP for services performed in 2004 and 2005 were pre-approved pursuant to this policy.

Your Board of Directors recommends that you vote FOR ratification of the reappointment of Ernst & Young LLP.

Audit Committee Report

The Audit Committee of the Board of Directors consists of four non-employee directors who are independent under the standards adopted by the Board of Directors and applicable New York Stock Exchange and SEC standards. The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility regarding the integrity of Wolverine’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent auditors, the qualifications and independence of the independent auditors, the annual independent audit of Wolverine’s financial statements and compliance with legal and regulatory requirements. The Audit Committee is directly responsible in its capacity as a committee of the Board for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) Wolverine’s independent auditors. Wolverine’s management has primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, and the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Wolverine’s independent auditors are responsible for expressing an opinion on the conformity of Wolverine’s financial statements with generally accepted accounting principles and attesting to management’s assessment of internal control over financial reporting and to the effectiveness of internal control over financial reporting.

The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of Wolverine’s outside auditors and the integrity of Wolverine’s financial statements and disclosures. These steps include: (i) adopting an Audit Committee Charter; (ii) adopting an Accounting and Finance Code of Ethics; (iii) implementing an Accounting and Auditing Complaint Procedure to allow employees, stockholders and the public to report concerns regarding Wolverine’s financial statements, internal controls and disclosures; (iv) establishing procedures for the Audit Committee to pre-approve all audit and nonaudit services provided by Wolverine’s independent auditors; and (v) increasing the number, frequency and length of Audit Committee meetings.

As part of its supervisory duties, the Audit Committee has reviewed Wolverine’s audited financial statements for the fiscal year ended December 31, 2005, and has discussed those financial statements with Wolverine’s management, internal financial staff, internal auditors and independent auditors, with and without management present. The Audit Committee has also reviewed and discussed the following with Wolverine’s management, financial staff, internal auditors and independent auditors, with and without management present:

•	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;

•	allowances and reserves for accounts receivable, inventories and taxes;

•	accounting for acquisitions, pension plans and equity-based compensation plans;

•	goodwill impairment analysis; and

•	other significant financial reporting issues and practices.

The Audit Committee has discussed with Wolverine’s independent auditors the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of Wolverine’s accounting principles and such other matters that it is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board and has discussed their independence from Wolverine and Wolverine’s management with them, including a consideration of the compatibility of nonaudit services with their independence, the scope of the audit and the scope of all fees paid to the independent auditors during the year. After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Wolverine’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005, be included in Wolverine’s Annual Report on Form 10-K for the year then ended to be filed with the Securities and Exchange Commission.

Respectfully submitted,

David T. Kollat, Chairman, Donald V. Fites, Brenda J. Lauderback, Phillip D. Matthews

Related Matters

Certain Relationships and Related Transactions

Wolverine has entered into agreements with Grimoldi, S.A., an Argentinean corporation of which Mr. Alberto Grimoldi, a director of Wolverine, is chairman and a significant shareholder, granting to Grimoldi, S.A. the exclusive rights to distribute and sell footwear products in Argentina under the Hush Puppies®, Caterpillar® and Merrell® brand names. Under these agreements, Grimoldi, S.A. or its subsidiary pays Wolverine royalties and certain sublicense fees based on sales or purchases of footwear products in Argentina.

Under the agreements described above, Grimoldi, S.A. was obligated to pay to Wolverine royalties, sublicense fees and service fees relating to 2005 totaling $1,439,938.

In the ordinary course of business, Wolverine and its subsidiaries sell footwear for resale, samples, components of footwear products (such as leather and shoe soles), advertising materials and miscellaneous items to licensees, distributors and customers. In 2005, purchases of such items by Grimoldi, S.A. totaled $194,367 (including any applicable sublicense fees for products containing licensed proprietary technology).

All of the transactions described above occurred pursuant to continuing contractual arrangements between Wolverine and Grimoldi, S.A. Wolverine expects similar transactions to occur between Grimoldi, S.A. and Wolverine and its subsidiaries during 2006.

During 2002, Wolverine and Grimoldi, S.A. agreed to payment terms with respect to certain trade accounts owed by Grimoldi, S.A. to Wolverine. Grimoldi, S.A. executed a three-year note payable to Wolverine in the face amount of $635,761 which bears interest at 10 percent per annum. As of December 31, 2005, the aggregate principal balance of the note was $40,520. The note was paid in full in January 2006. The highest principal balance of the note between January 1, 2005 and December 31, 2005 was $233,339.

In the ordinary course of its business, Wolverine purchases promotional merchandise for use in connection with the sale of its products. In 2005, Wolverine purchased promotional merchandise from Bullseye Group, LLC totaling $402,500. One third of Bullseye Group, LLC is owned by Daniel Mehney, the son of David P. Mehney, a director of Wolverine. Wolverine anticipates purchasing promotional materials from Bullseye Group, LLC in 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Wolverine’s directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock, to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Directors, executive officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish Wolverine with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2005 fiscal year, Wolverine believes that its officers and directors complied with all applicable reporting requirements during Wolverine’s last fiscal year.

Stockholder Proposals

To be considered timely, any stockholder proposal intended to be presented at the annual meeting of stockholders in 2007 (whether or not intended for inclusion in Wolverine’s proxy statement and proxy card relating to that meeting) must be received by Wolverine not later than November 14, 2006.

Stockholder proposals intended for inclusion in Wolverine’s proxy statement and proxy card relating to that meeting should be made as described in Securities and Exchange Commission Rule 14a-8. You should address all stockholder proposals to the attention of the Secretary of Wolverine, 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

Solicitation of Proxies

We will initially seek proxies by mail. Wolverine directors, officers and employees may also solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Wolverine will pay all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. We have engaged Georgeson Shareholder Communications, Inc. at an estimated cost of $6,500, plus expenses and disbursements, to assist in solicitation of proxies.

Appendix A

Wolverine World Wide, Inc.

Director Independence Standards

The Board of Directors will annually evaluate the independence of each Director. A Director is independent if the Director meets each of the following standards unless the Board determines that the Director has a material relationship with Wolverine that is not of a nature addressed by these standards. For purposes of these standards, “Wolverine” means Wolverine World Wide, Inc. and its consolidated subsidiaries.

GENERAL STANDARD

1.	the Director is not, and in the past three years has not been, an employee of Wolverine;

2.	an immediate family member of the Director is not, and in the past three years has not been, employed as an executive officer of Wolverine;

3.	neither the Director nor a member of the Director’s immediate family has received, during any twelve month period within the last three years, any direct compensation from Wolverine in excess of $100,000, other than compensation for Board service, compensation received by the Director’s immediate family member for service as a non-executive employee of Wolverine, and pension and other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service);

4. (a)	the Director is not a current employee or partner of a firm that is Wolverine’s internal or external auditor (“Company Auditor”);

(b)	neither the Director nor a member of the Director’s immediate family in the past three years has been a partner or employee of a Company Auditor and personally worked on Wolverine’s audit within that time;

(c)	no member of the Director’s immediate family is a current partner of a Company Auditor or a current employee of a Company Auditor who participates in the firm’s audit, assurance or tax compliance practice;

5.	neither the Director nor a member of the Director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of Wolverine served on the compensation committee of another company where the Director or the Director’s immediate family member concurrently served as an executive officer;

6. (a)	the Director is not an employee, majority owner or person in control of another company that has made payments to or received payments from Wolverine for property or services in an amount which, in any of the last three fiscal years, exceeds the lesser of $250,000 or 10% of the other company’s consolidated gross revenues;

(b)	no immediate family member of the Director is an executive officer of another company that has made payments to or received payments from Wolverine, for property or services in an amount which in any of the past three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues;

7.	the Director is not an executive officer, trustee or board member of a tax exempt organization to which Wolverine has made in the past three fiscal years contributions that, in any single fiscal year, exceeded the greater of $50,000 or 2% of the non-profit organization’s, foundation’s or educational institution’s consolidated gross revenues.

8.	Any direct or indirect relationship between a Director and Wolverine that is not of a nature addressed by these standards will be reviewed by the Board on a case-by-case basis and any such relationship that is found to be material will preclude the Director from being independent. For purposes of these standards, an “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. In no event may a Director be determined to be independent under these standards if such Director does not qualify as independent under the applicable standards of the New York Stock Exchange.

A-1

AUDIT COMMITTEE STANDARD

In addition, a Director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the Director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from Wolverine World Wide, Inc. or any of its subsidiaries other than fees for service as a Director and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Wolverine or its subsidiaries (provided that such compensation is not contingent in any way on continued service); or (2) is an “affiliated person” of Wolverine World Wide, Inc. or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

A-2

Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

WOLVERINE WORLD WIDE, INC.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351
Wolverine World Wide, Inc. will be holding its Annual Meeting of Stockholders on April 20, 2006. The enclosed Notice of Annual Meeting provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.
Telephone and Internet Voting.
On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.
Electronic Delivery of Proxy Statement and Annual Report.
You may elect to receive your annual report and proxy statement on-line by checking the appropriate box below. Selecting this option means that you may receive the Wolverine World Wide, Inc. annual report and proxy statement on-line rather than in printed form unless you request a paper copy. If a sufficient number of stockholders select this option, beginning next year and continuing until you tell us otherwise, you will receive your printed Proxy with information regarding the Internet website containing the annual report and proxy statement. You will need a computer with Internet access and we anticipate that you will need a utility such as Adobe® Acrobat® Reader to read the annual report and proxy statement, which will be in PDF file format. We plan to provide information on obtaining free access to a utility necessary for reading PDF files. You may incur costs such as on-line charges or printing costs and face possible risks such as systems outages in accessing Wolverine World Wide, Inc.'s proxy statement and annual report via the Internet website. You may cancel your enrollment in this process at any time or may request a paper copy of the annual report and/or proxy statement in any given year while continuing your long-term enrollment in this process by written notification to National City Bank, Attn. Shareholder Services Department, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900. The telephone number is 1-800-622-6757. There is no charge for canceling enrollment or requesting a paper copy of the annual report and proxy statement.
Thank you in advance for your participation in our 2006 Annual Meeting.

Wolverine World Wide, Inc.
ê Please fold and detach card at perforation before mailing. ê

WOLVERINE WORLD WIDE, INC.	PROXY

1.	ELECTION OF DIRECTORS

	Nominees:	(1) Alberto L. Grimoldi	(2) Brenda J. Lauderback	(3) Shirley D. Peterson

		☐ FOR all	☐ WITHHOLD all	☐ FOR all except (*)

*(INSTRUCTION: To withhold authority to vote for any individual nominee, strike that nominee’s name in the list above.) Your Board of Directors Recommends that You Vote FOR ALL NOMINEES

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

		☐ FOR	☐ AGAINST	☐ ABSTAIN

Your Board of Directors Recommends that You Vote FOR this Proposal

☐	Please check this box if you consent to access future annual reports and proxy statements via the Internet (see details above).
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

WOLVERINE WORLD WIDE, INC.	Vote by Telephone

c/o National City Bank Corporate Trust Operations Locator 5352 P.O. Box 92301 Cleveland, OH 44101-4301	Have your proxy card available when you call the TOLL-FREE NUMBER 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://www.cesvote.com, and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15230. Mailed proxies must be received no later than April 20, 2006, at 10:00 a.m. Eastern Daylight Time.

Vote by Telephone
Call toll-free using a
touch-tone phone:
1-888-693-8683

Vote by Internet
Access the website and
cast your vote:
http://www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on April 19, 2006, to assure that it is counted in the final tabulation.
PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL VOTE. DO
NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.

 è

This Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing ê

WOLVERINE WORLD WIDE, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder hereby appoints Phillip D. Matthews and Timothy J. O'Donovan, and each of them, each with full power of substitution, proxies to represent the undersigned stockholder and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the stockholder would be entitled to vote on all matters which come before the Annual Meeting of Stockholders to be held at the Company's headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Thursday, April 20, 2006, at 10 a.m. local time, and any adjournment of that meeting.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for approval of the proposal identified on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Signature(s)

Signature(s)

Date: __________________, 2006
IMPORTANT - Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.